                                                                   EXHIBIT 10.12

                              AMENDED AND RESTATED

                             ORGANIZATION AGREEMENT

                                       FOR

                       HINES-SUMISEI NY CORE OFFICE TRUST

                                TABLE OF CONTENTS

                                                                       Page No.
                                                                       --------
ARTICLE I Definitions...............................................       1

   SECTION 1.1 Defined Terms........................................       1
   SECTION 1.2 Interpretation; Terms Generally......................       7

ARTICLE II Acquisition of First Closing Properties..................       7

   SECTION 2.1 First Closing........................................       7
   SECTION 2.2 Closing Events.......................................       7
   SECTION 2.3 Closing Deliveries...................................       8

ARTICLE III Additional Capital Contributions........................       9

   SECTION 3.1 Third Party Equity...................................       9
   SECTION 3.2 Second Closing.......................................      10
   SECTION 3.3 Repayment of Mezzanine Loan..........................      10
   SECTION 3.4 Hines Capital Contributions..........................      10
   SECTION 3.5 GM Capital Contributions.............................      11
   SECTION 3.6 Issuance of Shares...................................      11
   SECTION 3.7 STB Earn Out.........................................      11
   SECTION 3.8 No Other Capital Obligations.........................      12

ARTICLE IV Acquisition of Manhattan Tower...........................      12

   SECTION 4.1 Acquisition of Manhattan Tower.......................      12
   SECTION 4.2 Formation of MT Trust................................      13
   SECTION 4.3 Funding of MT Trust..................................      13
   SECTION 4.4 Trust True-Up........................................      13
   SECTION 4.5 MT Trust Share Issuances.............................      16
   SECTION 4.6 MT Documentation.....................................      16

ARTICLE V Covenants.................................................      16

   SECTION 5.1 REIT Qualification...................................      16
   SECTION 5.2 Expenses.............................................      17
   SECTION 5.3 Securities Law Transfer Restrictions.................      17
   SECTION 5.4 Legends..............................................      18
   SECTION 5.5 ERISA................................................      18
   SECTION 5.6 UBTI.................................................      18
   SECTION 5.7 Holding Partnership Liquidity........................      19
   SECTION 5.8 HREH Guaranties of Contingent Obligation.............      19
   SECTION 5.9 HP Voting Rights.....................................      20

ARTICLE VI Representations and Warranties...........................      20

   SECTION 6.1 Representations and Warranties of Investors..........      20
   SECTION 6.2 Representations and Warranties of the Trust..........      23
   SECTION 6.3 Representations and Warranties of HILP...............      24

                                       (i)

ARTICLE VII Miscellaneous...........................................      24

   SECTION 7.1 Entire Agreement.....................................      24
   SECTION 7.2 Remedies.............................................      25
   SECTION 7.3 Survival.............................................      25
   SECTION 7.4 Severability.........................................      25
   SECTION 7.5 Notices..............................................      25
   SECTION 7.6 Amendments and Waivers...............................      27
   SECTION 7.7 Governing Law........................................      28
   SECTION 7.8 Successors and Assigns...............................      28
   SECTION 7.9 Expenses.............................................      28
   SECTION 7.10 Construction........................................      28
   SECTION 7.11 Headings............................................      28
   SECTION 7.12 Incorporation of Exhibits and Schedules.............      28
   SECTION 7.13 No Third Party Beneficiaries........................      28
   SECTION 7.14 No Public Announcements.............................      28
   SECTION 7.15 Counterparts........................................      28

                                      (ii)

LIST OF SCHEDULES

2.1               INITIAL CAPITALIZATION OF THE TRUST
2.2A              FIRST CLOSING CAPITAL CONTRIBUTIONS AND SHARE ISSUANCES
2.2B              USE OF PROCEEDS
3.2               GM INVESTOR CONTRIBUTIONS AT SECOND CLOSING
3.3               GM INVESTOR CONTRIBUTIONS TO TRUST AT MANHATTAN TOWER CLOSING
4.4               EXAMPLES OF SECTION 4.4
5.6               TRANSACTION DOCUMENTS

LIST OF EXHIBITS

EXHIBIT A         FORM OF WRITTEN CONSENT IN LIEU OF ORGANIZATIONAL MEETING
EXHIBIT B         FORM OF PROPERTY MANAGEMENT AND LEASING AGREEMENT
EXHIBIT C-1       FORM OF MT TRUST DECLARATION OF TRUST
EXHIBIT C-2       FORM OF MT TRUST BYLAWS

                                      (iii)

                                                                           10.12

                              AMENDED AND RESTATED

                             ORGANIZATION AGREEMENT

                                       FOR

                       HINES-SUMISEI NY CORE OFFICE TRUST

This Amended and Restated Organization Agreement (this "Agreement") is entered into as of December 23, 2003, by and among General Motors Investment Management Corporation, a Delaware corporation, First Plaza Group Trust, a New York trust, GMAM Core Plus II-NYC-DC, LLC, a Delaware limited liability company, [-- --], Hines Interests Limited Partnership, a Delaware limited partnership, Hines US Core Office Capital Associates III Limited Partnership, a Texas limited partnership, Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership and Hines-Sumisei NY Core Office Trust, a Maryland real estate investment trust.

                  This Agreement amends and restates the Organization Agreement originally entered into by the parties hereto as of August 19, 2003 (the "Original Agreement"), and sets forth the terms and conditions on which the parties organized and funded a real estate investment trust for the purpose of acquiring from Sumitomo Life Realty (N.Y.), Inc. and SLR Investments, Inc. office buildings located at 425 Lexington Avenue and 499 Park Avenue in New York City and at 1200 19th Street in Washington D.C. and on which they intend to organize and fund a second real estate investment trust for the purpose of acquiring an office building from Sumitomo Life Realty (N.Y.), Inc. referred to as Manhattan Tower at 101 East 52nd Street in New York City.

                  In consideration of the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Original Agreement is hereby amended and restated in its entirety as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings indicated:

                  "425 Lexington Avenue": As defined in the Master Agreement.

                  "499 Park Avenue": As defined in the Master Agreement.

                  "Affiliate": With respect to any Person, a Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; provided, that, for purposes of this Agreement, (i) Holding Partnership and Persons Controlled by Holding Partnership shall be deemed not to be Affiliates of HILP, and HILP and Persons Controlled by

HILP shall be deemed not to be Affiliates of Holding Partnership, and (ii) each of the parties to this Agreement, shall be deemed not to be an Affiliate of the Trust or of any Person Controlled by the Trust.

                  "Agreement": As defined in the preamble.

                  "Assignment and Assumption": The Assignment and Assumption Agreement, dated as of the First Closing Date, among the parties to the Master Agreement, the Trust, Holding Partnership and SLRI.

                  "Available Financing": As defined in Section 4.1(a).

                  "Beneficial Owner": A beneficial owner within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, as interpreted by the Securities and Exchange Commission. "Beneficially Own" and "Beneficial Ownership" have correlative meanings.

                  "Board of Trustees": The board of trustees of the Trust.

                  "Business Day": Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  "Class A Common Shares": As defined in the Declaration of
Trust.

                  "Class B Common Shares": As defined in the Declaration of
Trust.

                  "Class C Common Shares": As defined in the Declaration of
Trust.

                  "Class A Preferred Shares": As defined in the Declaration of Trust.

                  "Class B Preferred Shares": As defined in the Declaration of Trust.

                  "Class C Preferred Shares": As defined in the Declaration of Trust.

                  "Code": The Internal Revenue Code of 1986, as amended, and any successor statute.

                  "Common Shares": The Class A Common Shares, Class B Common Shares and Class C Common Shares collectively.

                  "Constituent Documents": With respect to any entity, its constituent, governing or organizational documents, including (a) in the case of a limited partnership, its certificate of limited partnership and its limited partnership agreement, (b) in the case of a limited liability company, its articles or certificate of formation and its operating agreement or limited liability agreement, (c) in the case of a corporation, its articles or certificate of incorporation and its bylaws and (d) in the case of a trust, its declaration of trust and bylaws.

                  "Control": With respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "CPII": GMAM Core Plus II-NYC-DC, LLC, a Delaware limited liability company, and its successors.

                  "Current Owner": As defined in the Master Agreement.

                  "Declaration of Trust": The Declaration of Trust of the Trust, as in effect on the date hereof, and as the same may be amended from time to time hereafter in accordance therewith.

                  "Department": Maryland State Department of Assessments and Taxation.

                  "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

                  "First Closing": As defined in Section 2.1.

                  "First Closing Date": August 19, 2003.

                  "First Closing Properties": As defined in the Master
Agreement.

                  "First Mortgage Loan": The loan made to the SPE Owners pursuant to the First Mortgage Loan Agreement.

                  "First Mortgage Loan Agreement": The Loan Agreement, dated as of the First Closing Date, among each of the SPE Owners, as borrowers, and Bank of America, N.A. and Connecticut General Life Insurance Company, as lenders.

                  "First Plaza": First Plaza Group Trust, a New York trust, and its successors.

                  "GMIMCo": General Motors Investment Management Corporation, a Delaware corporation.

                  "GM Investors": First Plaza, CPII and GMX.

                  "GM Target Common Percentage": As defined in Section 4.4(ii).

                  "GM Target Preferred Percentage": As defined in Section
4.4(i).

                  "GMX": [-- --], and its successors.

                  "HILP": Hines Interests Limited Partnership, a Delaware limited partnership, and its successors.

                  "Hines Controlled Entity": Any partnership, limited liability company, corporation, trust or other entity which is, directly or indirectly, Controlled by (a) HILP and/or

(b) Jeffrey C. Hines and/or Gerald D. Hines or, in the event of the death or disability of Jeffrey C. Hines and/or Gerald D. Hines, the heirs, legal representatives or estates of either or both of them.

                  "Hines Group": HILP, Gerald D. Hines, Jeffrey C. Hines, the estates, spouses, children and grandchildren of Gerald D Hines and Jeffrey C. Hines, present and former employees of HILP, and any trust for the benefit of any of the foregoing.

                  "Hines Investor": Hines US Core Office Capital Associates III Limited Partnership, a Texas limited partnership, and its successors, and any Hines Controlled Entity to which Hines Investor assigns any of its rights or obligations to acquire Shares under this Agreement in accordance with the terms hereof.

                  "Holding Partnership": Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership, and its successors.

                  "HREH": Hines Real Estate Holdings Limited Partnership, a Delaware limited partnership, and its successors.

                  "HP MT Contribution Amount": As defined in Section 4.3(b).

                  "Investor": Any of Hines Investor, Holding Partnership and the GM Investors.

                  "Investor Rights Agreement": The Amended and Restated Investor Rights Agreement, dated as of December 23, 2003, among the parties hereto other than Hines Investor.

                  "Issue Price": As defined in the Declaration of Trust.

                  "Manhattan Tower": As "101 East 52nd Street" is defined in the Master Agreement.

                  "Manhattan Tower Closing": As defined in Section 3.3(a).

                  "Master Agreement": The Amended and Restated Master Agreement, dated as of March 31, 2003, among HILP, Hines US Core Office Properties LP and SLR for the creation of Hines U.S. Core Office Fund, as modified by two letter agreements dated March 31, 2003 and an extension letter agreement dated June 26, 2003 and as amended by the amendment thereto dated July 22, 2003, as supplemented and amended by the letter agreement, dated as of July 22, 2003, among HILP, Hines US Core Office Properties LP and SLR and by the letter agreement dated as of the First Closing Date among the parties to the Master Agreement.

                  "MezzCo": Hines NY Office Properties LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Trust.

                  "Mezzanine Loan": The loan made to MezzCo pursuant to the Mezzanine Loan Agreement.

                  "Mezzanine Loan Agreement": The Mezzanine Loan Agreement, dated as of the First Closing Date, among MezzCo, as borrower, and Bank of America, N.A. and Connecticut General Life Insurance Company, as lenders.

                  "MT Declaration of Trust": As defined in Section 4.2.

                  "MT Documentation": As defined in Section 4.6.

                  "MT Election Notice": As defined in Section 4.1(b).

                  "MT Equity Amount": As defined in Section 4.3.

                  "MT Issue Price": The price to be paid for one MT Common Share and one MT Preferred Share issued in connection with the closing of the acquisition of Manhattan Tower as contemplated by Article IV, which price shall be the same as the Issue Price.

                  "MT Trust": As defined in Section 4.2.

                  "Original Agreement": As defined in the Recitals.

                  "Person": An individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other legal entity.

                  "Plan Assets Regulation": The regulations promulgated under ERISA at 29 C.F.R. Section 2510.3-101.

                  "Preferred Shares": Class A Preferred Shares, Class B Preferred Shares and Class C Preferred Shares.

                  "Property": As defined in the Master Agreement.

                  "Qualifying Persons": As defined in Section 5.1(a).

                  "Second Closing": As defined in Section 3.2.

                  "Securities Act": The Securities Act of 1933, as amended.

                  "Shareholder": A record holder of Shares.

                  "Shareholders Agreement": The Amended and Restated Shareholders Agreement, dated as of December 23, 2003, among the parties hereto other than HILP.

                  "Shares": Common Shares and Preferred Shares collectively.

                  "SPE Owners": The single purpose subsidiaries of the Trust formed to acquire and hold title to the First Closing Properties. The SPE Owner with respect to each Property is as follows:

      Property                              SPE Owner
      --------                              ---------
499 Park Avenue                    Hines 499 Park LLC
425 Lexington Avenue               Hines 425 Lexington Avenue LLC
1200 Nineteenth Street             Hines 1200 Nineteenth Street LLC

                  "SLR": Sumitomo Life Realty (N.Y.), Inc., a New York corporation, and its successors.

                  "SLR Redemption": As defined in Section 3.2.

                  "SLR Redemption Amount": $45 million plus, if (and only if) the Trust has paid any portion of the STB Earn Out Amount prior to December 31, 2003, an amount equal to the product of the amount paid by the Trust in respect of the STB Earn Out Amount prior to such date multiplied by a fraction, the numerator of which equals the total number of outstanding Class C Preferred Shares and the denominator of which equals the total number of outstanding Preferred Shares of all classes.

                  "SLR Subscription Agreement": The Subscription Agreement entered into at the First Closing between the Trust and SLR.

                  "SLRI": SLR Investments, Inc., a Delaware corporation, and its successors.

                  "SLR Units": As defined in Section 4.3(b).

                  "Specified Rate": As defined in the Investor Rights Agreement.

                  "STB Earn Out Amount": The amount, if any, payable to SLR pursuant to Section 3.1(d) of the Master Agreement.

                  "STB Earn Out Payment": As defined in Section 3.7.

                  "Sumitomo": SLR and SLRI collectively.

                  "Third Party Equity": As defined in Section 3.1.

                  "Third Party Investors": As defined in Section 3.1.

                  "Transaction Agreements": This Agreement, the Investors Rights Agreement and the Shareholders Agreement.

                  "Trust": Hines-Sumisei NY Core Office Trust, a Maryland real estate investment trust, and its successors.

                  "Trust Bylaws": The Bylaws of the Trust, as in effect immediately following the adoption thereof in the form attached as Annex A to the written consent in lieu of organizational meeting attached hereto as Exhibit A by the Board of Trustees at the First Closing, and as the same may be amended from time to time thereafter in accordance therewith.

                  SECTION 1.2 Interpretation; Terms Generally. The definitions set forth in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein", "hereof" and "hereunder" and words of similar import shall be deemed to refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (that does not refer explicitly to a "Business Day" or "Business Days") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

                                   ARTICLE II

                     ACQUISITION OF FIRST CLOSING PROPERTIES

                  SECTION 2.1 First Closing. Pursuant to the Master Agreement, on the First Closing Date, the Trust acquired the First Closing Properties from Sumitomo in exchange for $45 million in Shares and $516,073,757 in cash, with title to each First Closing Property being acquired by the subsidiary of the Trust designated as the SPE Owner thereof in the definition of SPE Owner. The cash portion of the purchase price, as well as transaction costs payable by the Trust and its subsidiaries in connection with the transactions entered into at the First Closing, were funded with the proceeds of the First Mortgage Loan, the Mezzanine Loan and capital contributions made by the GM Investors, Hines Investor and Holding Partnership. The closing of the acquisition of the First Closing Properties, the closing of the First Mortgage Loan, the closing of the Mezzanine Loan and the closing of the capital contributions contemplated by
Section 2.2(c) (collectively, the "First Closing") all happened simultaneously and concurrently with the execution and delivery of the Original Agreement. Each such closing was a condition to each other such closing. Immediately following the First Closing, the capitalization of the Trust was as set forth on Schedule 2.1.

                  SECTION 2.2 Closing Events. At the First Closing, the following took place:

                  (a) The applicable persons made the deliveries described in Section 2.3;

                  (b) The GM Investors, Hines Investor and Holding Partnership contributed capital to the Trust in the amounts set forth opposite their names on Schedule 2.2A, such contributions being made by wire transfer of immediately available funds to the account or accounts previously designated in writing by the Trust.

                  (c) The Trust issued Class A Common Shares and Class A Preferred Shares to Hines Investor and Holding Partnership in the amounts set forth opposite their names on Schedule 2.2A.

                  (d) The Trust issued Class B Common Shares and Class B Preferred Shares to each GM Investor in the amounts set forth opposite its name on Schedule 2.2A.

                  (e) The closing of the First Mortgage Loan took place in accordance with the First Mortgage Loan Agreement;

                  (f) The closing of the Mezzanine Loan took place in accordance with the Mezzanine Loan Agreement;

                  (g) The closing of the acquisition of the First Closing Properties from the Current Owners by the SPE Owners took place in accordance with the Master Agreement and the Assignment and Assumption;

                  (h) The Trust issued Class C Common Shares and Class C Preferred Shares to SLR in the amounts set forth opposite its name on Schedule 2.2A;

                  (i) The proceeds from the First Mortgage Loan, the Mezzanine Loan and the issuance of Shares to the GM Investors, Hines Investor and Holding Partnership were applied as set forth on Schedule 2.2B.

                  (j) The Board of Trustees adopted a written consent in lieu of organizational meeting in the form attached as Exhibit A; and

                  (k) Each SPE Owner entered into a Property Management and Leasing Agreement with HILP substantially in the form attached as Exhibit B with respect to the Property acquired by such SPE Owner.

                  SECTION 2.3 Closing Deliveries. At the First Closing the following deliveries were made:

                  (a) The applicable parties entered into the following agreements:

                           (i)      Investor Rights Agreement

                           (ii)     Shareholders Agreement

                           (iii)    Assignment and Assumption Agreement

                           (iv) Letter Agreement, dated as of the First Closing Date, among SLR, Hines-Sumisei US Core Properties LP and HILP, amending and supplementing the Master Agreement.

                           (v) Reimbursement Agreement, dated as of the First Closing Date, among HILP, Holding Partnership and the Trust.

                  (b) The Trust entered into the SLR Subscription Agreement with SLR;

                  (c) Each of the Trust, MezzCo and the SPE Owners made the deliveries required to be made by it under the Master Agreement, the First Mortgage Loan Agreement and the Mezzanine Loan Agreement;

                  (d) The Trust delivered certificates representing the Shares being issued to each GM Investor, Hines Investor, Holding Partnership and SLR at the First Closing to each such Person;

                  (e) Baker Botts L.L.P. delivered an opinion to the Trust (which opinion stated that it may be relied upon by each Person acquiring Shares at the First Closing) to the effect that the Trust is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended; the Trust requested that Baker Botts L.L.P. deliver such opinion.

                  (f) Baker Botts L.L.P. delivered an opinion to the Trust (which opinion stated that it may be relied upon by GMIMCo on behalf of each GM Investor) to the effect that the Trust is in compliance as of the date of the First Closing with such requirements of ERISA as are necessary to qualify the Trust as a "real estate operating company" within the meaning of the Plan Assets Regulation; the Trust requested that Baker Botts L.L.P. deliver such opinion.

                  (g) HILP delivered a letter to each of Hines 499 Park LLC and Hines 425 Lexington Avenue LLC confirming HILP's obligations under the letter agreement, dated March 31, 2003, among SLR, HILP and Hines US Core Office Properties LP regarding management fees payable to HILP with respect to 425 Lexington Avenue, 499 Park Avenue and Manhattan Tower.

                  (h) The Trust and each subsidiary of the Trust entered into an indemnity agreement with the independent manager of such subsidiary.

                  (i) HILP delivered a letter to the Trust regarding the satisfaction or waiver of the conditions set forth in the Master Agreement to the obligation of the purchaser to acquire the First Closing Properties at the First Closing.

                                   ARTICLE III

                        ADDITIONAL CAPITAL CONTRIBUTIONS

                  SECTION 3.1 Third Party Equity. Holding Partnership will diligently endeavor in good faith to raise equity capital ("Third Party Equity") from third parties other than SLR or its Affiliates ("Third Party Investors"). It is expected that Third Party Investors will contribute capital to Holding Partnership, which will in turn contribute capital to the Trust as contemplated by this Agreement. However, depending on the needs of particular Third Party Investors, Third Party Equity may be contributed directly to the Trust. The failure to raise any Third Party Equity shall not be considered a default under or breach of any provision of this Agreement by any party hereto.

                  SECTION 3.2 Second Closing. Under Section 6.8 of the Declaration of Trust, on or before December 31, 2003, the Trust is required to redeem all outstanding Class C Preferred Shares and Class C Common Shares (all of which were issued to Sumitomo at the First Closing ) for an aggregate amount equal to the SLR Redemption Amount (the "SLR Redemption"). On December 31, 2003, a closing (the "Second Closing") shall be held for the purpose of making the SLR Redemption. At the Second Closing, the GM Investors shall contribute $45 million in cash to the Trust, with each GM Investor contributing the amount set forth opposite its name on Schedule 3.2. The Trust shall use the proceeds of such capital contribution to fund the SLR Redemption.

                  SECTION 3.3 Repayment of Mezzanine Loan.

                  (a) Concurrently with the closing of the acquisition of Manhattan Tower as contemplated by Article IV (the "Manhattan Tower Closing"), the GM Investors shall contribute $38,711,531 in cash to the Trust, with each GM Investor contributing the amount set forth opposite its name on Schedule 3.3. The Trust shall use all of the proceeds of such capital contribution to make a partial prepayment of the Mezzanine Loan on or about the date of the Manhattan Tower Closing. In addition, the Trust will make a prepayment of the Mezzanine Loan of an additional $1.5 million from amounts currently held in reserve, which prepayment will be made at the same time as the prepayment required by the preceding sentence. The Manhattan Tower Closing shall occur on February 2, 2004, or such other date as GMIMCo, Holding Partnership and Hines Investor may agree. The Trust shall deliver a notice to the GM Investors requesting contribution of the capital required by this Section 3.3(a) on or before January 2, 2004, or such other date as the Trust and GMIMCo may agree.

                  (b) On the earlier of (i) the date of the first closing at which Third Party Investors contribute capital to Holding Partnership or the Trust or (ii) December 31, 2004, Holding Partnership and/or Hines Investor shall contribute to the Trust an amount in cash equal to the then remaining outstanding principal balance of the Mezzanine Loan, and the Trust shall use all of the proceeds of such capital contribution to the Trust to repay the remaining balance of the Mezzanine Loan. The Hines Group shall be responsible for the capital contribution required by this Section 3.3(b) to the extent Third Party Equity is not available to fund such capital contribution.

                  SECTION 3.4 Hines Capital Contributions. Any right or obligation of Hines Investor or Holding Partnership under this Agreement to contribute capital to the Trust or the MT Trust (including in respect of capital to be contributed by the Hines Group) may be assigned to and met by either Hines Investor or Holding Partnership, as they may agree between themselves. Hines Investor and/or Holding Partnership will contribute capital to the Trust using capital provided by the Hines Group such that at least 1% of the aggregate amount of capital contributed to the Trust and, to the extent the parties remain bound by the provisions of Article IV, the MT Trust, has been contributed by the Hines Group. HREH shall be liable for any capital contributions which, under the terms of this Agreement, are required to be made to the

Trust by the Hines Group or for which the Hines Group is responsible, through either Hines Investor or Holding Partnership.

                  SECTION 3.5 GM Capital Contributions. Each GM Investor shall be responsible for its proportionate share of each capital contribution required to be made by GM Investors under this Agreement, based on the proportion of the Capital Contribution made by such GM Investor at the First Closing relative to the Capital Contribution made by all GM Investors at the First Closing as set forth on Schedule 2.2A.

                  SECTION 3.6 Issuance of Shares. In connection with each contribution of capital to the Trust under this Article III (other than Section 3.7), and in consideration thereof, the Trust will issue Shares to the Person contributing such capital as follows:

                  (a) In respect of capital contributed by Hines Investor or Holding Partnership, the Trust will issue to the Person making the contribution (i) a number of Class A Preferred Shares equal to the total amount contributed by such Person divided by the Issue Price, and (ii) a number of Class A Common Shares equal to such number of Class A Preferred Shares.

                  (b) In respect of capital contributed by any GM Investor, the Trust (i) will issue to such GM Investor (A) a number Class B Preferred Shares equal to the total amount contributed by such GM Investor divided by the Issue Price and (B) a number of Class B Common Shares equal to 0.925 of such number of Class B Preferred Shares and (ii) will issue to Hines Investor a number of Class A Common Shares equal to 0.075 of the number of Class B Preferred Shares issued to such GM Investor; provided that, in respect of the $45 million that the GM Investors contribute to the Trust pursuant to Section 3.2, (1) the Trust will issue to the GM Investors in respect of $26,541,390 of such contribution a number of Class B Common Shares equal to the number of Class B Preferred Shares issued to the GM Investors in respect of such $26,541,390 and will issue no Shares to Hines Investor in respect of such $26,541,390, and (2) the Trust will issue Shares to the GM Investors and Hines Investor in respect of the remaining $18,458, 610 of such $45 million contribution as provided in clauses (i) and (ii) of this sentence without regard to this proviso. Shares issued to GM Investors pursuant to this Section 3.6(b) shall be apportioned ratably among such GM Investors in proportion to the amount of capital contributed to the Trust by each such GM Investor. A numerical example of the application of this Section 3.6(b) is included in Schedule 4.4.

                  (c) In respect of capital contributed by any Third Party Investor, the Trust will issue to such Third Party Investor (i) a number of Class A Preferred Shares equal to the amount contributed by such Third Party Investor divided by the Issue Price and (B) a number of Class A Common Shares equal to such number of Class A Preferred Shares.

                  SECTION 3.7 STB Earn Out. If at any time it is determined that a payment is due to SLR pursuant to Section 3.1(d) of the Master Agreement (an "STB Earn Out Payment"), then the Trust shall make the STB Earn Out Payment as required by the Master Agreement out of earnings of (rather than capital contributions or loans to) the Trust and shall not make any distributions to Shareholders until the STB Earn Out Amount has been paid in full. An amount equal to any amount paid by the Trust in respect of the STB Earn Out Payment shall be deemed to have been distributed, as of the date of each such payment, to the holders of Preferred Shares and contributed by such holders to the Trust pro rata in accordance with the number of Preferred Shares held. In connection with each such deemed contribution, the Trust shall issue (a) to each holder of Class A Preferred Shares deemed to have made such contribution a number of Class A Preferred Shares equal to the amount of such contribution divided by the Issue Price and a number of Class A Common Shares equal to such number of Class A Preferred Shares, (b) to each holder of Class B Preferred Shares deemed to have made such contribution a number of Class B Preferred Shares equal to the amount of such contributions divided by the Issue Price and a number of Class B Common Shares equal to 0.925 of such number of Class B Preferred Shares, (c) to each holder of Class C Preferred Shares deemed to have made such contribution a number of Class C Preferred Shares equal to the amount of such contribution divided by the Issue Price and a number of Class C Common Shares equal to such number of Class C Preferred Shares, and (d) to Hines Investor, in addition to any Shares issued pursuant to subsections (a), (b) or (c) of this Section 3.7, a number of Class A Common Shares equal to 0.075 of the number of Class B Preferred Shares issued pursuant to subsection (b) of this Section 3.7.

                  SECTION 3.8 No Other Capital Obligations. No party hereto has any obligation to contribute capital to the Trust except to the extent specifically set forth in this Agreement.

                                   ARTICLE IV

                         ACQUISITION OF MANHATTAN TOWER

                  SECTION 4.1 Acquisition of Manhattan Tower.

                  (a) The GM Investors, Hines Investor and Holding Partnership shall be obligated to participate in the acquisition and ownership of Manhattan Tower on the terms set forth in Sections 4.2 through 4.5; provided that the financing described in the Loan Application and Commitment Agreement, dated October 6, 2003, between Holding Partnership and Connecticut General Life Insurance Company (the "Available Financing") is available to finance the acquisition of Manhattan Tower to the extent, and on the terms, provided therein. For the avoidance of doubt, Holding Partnership, HILP and their respective Affiliates retain the right to exercise any and all rights and remedies they may have with respect to Manhattan Tower under the terms of the Master Agreement in their sole and absolute discretion.

                  (b) If the Available Financing is not available as expected, then GMIMCo may, but shall not be obligated to, elect to cause the GM Investors to participate in the acquisition and ownership of Manhattan Tower on the terms set forth in Sections 4.2 through 4.5 by delivering a written notice to such effect (an "MT Election Notice") to HILP or such Affiliate within 10 Business Days after being notified of the terms, if any, on which financing is available for the acquisition of Manhattan Tower. If GMIMCo delivers an MT Election Notice within such 10 Business Day Period, the GM Investors, Hines Investor and Holding Partnership shall be obligated to participate in the acquisition of Manhattan Tower on the terms set forth in Sections 4.2 through
4.5. If the Available Financing is not available as expected and GMIMCo does not deliver an MT Election Notice to HILP within such 10 Business Day period, then none of GMIMCo, the GM Investors or any other Affiliate of GMIMCo will have any rights or obligations with respect to Manhattan Tower, HILP and its Affiliates will have no obligation to GMIMCo or any GM Investor or any of their respective Affiliates with respect to Manhattan

Tower, and the parties to this Agreement will have no further obligations under this Article IV. None of the GM Investors, GMIMCo or any of their respective Affiliates shall have any co-investment right with respect to Manhattan Tower under the Investor Rights Agreement or otherwise. GMIMCo, the GM Investors and their respective Affiliates have no right to participate in the acquisition or ownership of Manhattan Tower except as provided in this Article IV.

                  SECTION 4.2 Formation of MT Trust. If GM Investors, Hines Investor and Holding Partnership are obligated to participate in the acquisition of Manhattan Tower pursuant to Section 4.1, then such GM Investors, Holding Partnership and Hines Investor shall organize a Maryland real estate investment trust (the "MT Trust") for the purpose of acquiring and owning Manhattan Tower. The MT Trust shall have a declaration of trust substantially in the form attached as Exhibit C-1 (the "MT Declaration of Trust") and bylaws substantially in the form attached as Exhibit C-2. In accordance with and subject to the provisions of the Master Agreement, the MT Trust shall assume the rights and obligations of the Hines Affiliate having the right or obligation to acquire Manhattan Tower under the terms of the Master Agreement with respect to the acquisition of Manhattan Tower. In this Agreement, any reference to a defined class of shares beginning with "MT" refers to such class of shares as defined in the MT Declaration of Trust.

                  SECTION 4.3 Funding of MT Trust. The parties will contribute capital to the MT Trust in an aggregate amount necessary to provide the equity needed to fund the acquisition of Manhattan Tower (the "MT Equity Amount") as follows:

                  (a) Hines and/or Holding Partnership will contribute cash to the MT Trust in an aggregate amount equal to the excess of the MT Equity Amount over $25 million.

                  (b) Pursuant to the Master Agreement, Holding Partnership will credit SLR with a $25 million capital contribution to Holding Partnership in partial consideration for the purchase of Manhattan Tower, and issue $25 million in limited partner interests in Holding Partnership to SLR (the "SLR Units"). In consideration of the issuance of the SLR Units to SLR, Holding Partnership will, subject to the last sentence of this Section 4.3(b), be deemed to have made a capital contribution to the MT Trust in the amount of $25 million (the "HP MT Contribution Amount"). Notwithstanding anything in this Section 4.3(b) to the contrary, (A) the Hines Group shall contribute to the MT Trust, through Hines Investor and/or Holding Partnership, the amount, if any, which, when added to the amount contributed by the Hines Group to the Trust (through Hines Investor or Holding Partnership), is necessary to cause the aggregate capital contributions of the Hines Group to the Trust and the MT Trust to be not less than 1% of the aggregate equity capital of the Trust and the MT Trust and
(B) Hines Investor may, but shall not be obligated to, contribute cash to the MT Trust in an aggregate amount (including any amount contributed by Hines Investor pursuant to clause (A) of this sentence) up to 1% of the MT Equity Amount. The HP MT Contribution Amount shall be reduced by an amount equal to the total amount of cash contributed by Hines Investor to the MT Trust pursuant to clauses
(A) and (B) of the preceding sentence.

                  SECTION 4.4 Trust True-Up.

                  (a) The share ownership of the Shareholders in the Trust and the MT Trust shall be adjusted in the manner described in this Section 4.4,
(A) immediately following the Manhattan Tower Closing and the contribution of capital to the Trust required by Section 3.3(a) (and the issuance of MT Shares and Shares in connection therewith) and (B) again, immediately following the contribution of capital to the Trust required by Section 3.3(b) (and the issuance of Shares in connection therewith), so that:

                           (i) the percentage of the total outstanding Preferred Shares of all classes of the Trust owned by each GM Investor and the percentage of the total outstanding MT Preferred Shares of all classes owned by such GM Investor equals the percentage (such GM Investor's "GM Target Preferred Percentage") expressed as a fraction, the numerator of which is the aggregate amount of the capital contributions made by such GM Investor to the Trust and the denominator of which is the aggregate amount of equity capital of the Trust and the MT Trust;

                           (ii) the ratio of the number of Class B Common Shares of the Trust owned by each GM Investor to the number of Class B Preferred Shares of the Trust owned by such GM Investor and the ratio of the number of MT Class B Common Shares owned by such GM Investor to the number of MT Class B Preferred Shares owned by such GM Investor are each equal to the ratio, expressed as the percentage (such GM Investor's "GM Target Common Percentage") resulting from a fraction, the numerator of which is the sum of the number of Class B Common Shares issued to such GM Investor in exchange for contributions of cash to the Trust and the denominator of which is the number of Class B Preferred Shares of the Trust issued to such GM Investor in exchange for contributions of cash to the Trust;

                           (iii) the number of Class A Common Shares of the Trust held by each Shareholder other than Hines Investor and the GM Investors equals the number of Class A Preferred Shares held by such Shareholder, and the number of MT Class A Common Shares held by each Shareholder other than Hines Investor and the GM Investors equals the number of MT Class A Preferred Shares held by such Shareholder.

                  (b) The adjustment contemplated by Section 4.4(a)(i) shall be effected in the following manner with respect to each GM Investor: If the difference between (A) the number of Class B Preferred Shares then owned by such GM Investor and (B) the product of (1) such GM Investor's GM Target Preferred Percentage and (2) the total number of Preferred Shares outstanding, is positive, then such GM Investor shall deliver to Holding Partnership a number of Class B Preferred Shares equal to such difference in exchange for an equal number of MT Class A Preferred Shares held by Holding Partnership. If such difference is negative, Holding Partnership shall deliver to such GM Investor a number of Class A Preferred Shares equal to such difference in exchange for an equal number of MT Class B Preferred Shares held by such GM Investor.

                  (c) Following the exchanges contemplated by Section 4.4(b), (i) each GM Investor shall deliver to the MT Trust all MT Class A Preferred Shares received by such GM Investor, if any, which shall be cancelled by the MT Trust, and the MT Trust shall issue to such GM Investor a like number of MT Class B Preferred Shares; (ii) each GM Investor shall deliver to the Trust all Class A Preferred Shares received by such GM Investor, if any, which shall be cancelled by the Trust, and the Trust shall issue to such GM Investor a like number of Class B Preferred Shares; (iii) Holding Partnership shall deliver to the Trust all Class B Preferred Shares received by Holding Partnership, if any, which shall be cancelled by the Trust, and the Trust shall issue to Holding Partnership a like number of Class A Preferred Shares; and (iv) Holding Partnership shall deliver to the MT Trust all MT Class B Preferred Shares received by Holding Partnership, if any, which shall be cancelled by the MT Trust, and the MT Trust shall issue to Holding Partnership a like number of MT Class A Preferred Shares.

                  (d) The adjustments contemplated by Section 4.4(a)(ii) shall be effected in the following manner with respect to each GM Investor: If such adjustment requires a decrease in the number of Common Shares and an increase in the number of MT Common Shares held by such GM Investor, then such GM Investor shall deliver to Holding Partnership a number of Class B Common Shares in exchange for an equal number of MT Class A Common Shares held by Holding Partnership, which, when subtracted from the number of Class B Common Shares then owned by such GM Investor, will cause the ratio of the number of Common Shares owned by such GM Investor (after giving effect to the adjustment contemplated by this Section 4.4(d)) to the number of Class B Preferred Shares owned by such GM Investor (after giving effect to the adjustment contemplated by Sections 4.4(b) and (c)) to equal the GM Target Common Percentage. If such adjustment requires an increase in the number of Common Shares and a decrease in the number of MT Common Shares held by such GM Investor, then Holding Partnership shall deliver to such GM Investor a number of Class A Common Shares in exchange for an equal number of MT Class B Common Shares held by such GM Investor, which, when added to the number of Class B Common Shares then owned by such GM Investor, will cause the ratio of the number of Common Shares owned by such GM Investor (after giving effect to the adjustment contemplated by this Section 4.4(d)) to the number of Class B Preferred Shares owned by such GM Investor (after giving effect to the adjustment contemplated by Sections 4.4(b) and (c)) to equal the GM Target Common Percentage.

                  (e) Following the exchanges contemplated by Section 4.4(d): (i) each GM Investor shall deliver to the MT Trust all MT Class A Common Shares received by such GM Investor, if any, which shall be cancelled by the MT Trust, and the MT Trust shall issue to such GM Investor a like number of MT Class B Common Shares; (ii) each GM Investor shall deliver to the Trust all Class A Common Shares received by such GM Investor, if any, which shall be cancelled by the Trust, and the Trust shall issue to such GM Investor a like number of Class B Common Shares; (iii) Holding Partnership shall deliver to the Trust all Class B Common Shares received by Holding Partnership, if any, which shall be cancelled by the Trust, and the Trust shall issue to Holding Partnership a like number of Class A Common Shares; and (iv) Holding Partnership shall deliver to the MT Trust all MT Class B Common Shares received by Holding Partnership, if any, which shall be cancelled by the MT Trust, and the MT Trust shall issue to Holding Partnership a like number of MT Class A Common Shares.

                  (f) Attached at Schedule 4.4 are examples of the application of this Section 4.4.

                  SECTION 4.5 MT Trust Share Issuances. The MT Trust shall issue MT Shares in consideration of capital contributed to the MT Trust pursuant to this Article IV as follows:

                  (a) In respect of any capital contributed or deemed contributed by Hines Investor or Holding Partnership, the MT Trust shall issue to the Person contributing such capital (i) a number of MT Class A Preferred Shares equal to the total amount contributed divided by the MT Issue Price, and
(ii) a number of MT Class A Common Shares equal to such number of Class A Preferred Shares.

                  (b) The MT Trust will issue MT Shares to the GM Investors as contemplated by Section 4.4.

                  (c) In respect of any capital contributed by a Third Party Investor, the MT Trust shall issue to such Third Party Investor (i) a number of MT Class A Preferred Shares equal to the total amount contributed by such Third Party Investor divided by the MT Issue Price and (ii) a number of MT Class A Common Shares equal to such number of Class A Preferred Shares.

                  (d) Subject to the requirements of Section 4.4(c), any right or obligation of Holding Partnership under this Article IV to contribute capital to the MT Trust and/or receive MT Shares may be assigned to Hines Investor or Third Party Investors, as Hines Investor, Holding Partnership and any such Third Party Investor may agree among themselves.

                  SECTION 4.6 MT Documentation. At the closing of the acquisition of Manhattan Tower pursuant to this Article IV, the parties will execute and deliver such agreements and documents as are necessary to give effect to the requirements of this Article IV (the "MT Documentation"). The MT Documentation shall provide for the making of covenants that correspond to the covenants made in Article V and the making of representations and warranties corresponding to those set forth in Article VI. The MT Documentation shall include an agreement among the holders of MT Shares having provisions for the voting and ownership of MT Shares substantially the same as those in the Shareholders Agreement for the voting and ownership of Shares. If the MT Trust is formed as contemplated by this Article IV, then concurrently with the filing of the MT Declaration of Trust, the Trust shall amend the Declaration of Trust to revise the definition of "Class B Preferred Capital Amount" to be the same as the definition of "Class B Preferred Capital Amount" in the MT Declaration of Trust, and any necessary conforming revisions shall be made to the provisions of the Declaration of Trust affected by such revision, including, if applicable, Appendix A.

                                    ARTICLE V

                                    COVENANTS

                  SECTION 5.1 REIT Qualification.

                  (a) The Trust has elected or will elect to be treated as a partnership for income tax purposes for each taxable period, if any, prior to the first taxable period for which the Trust elects to be treated as a REIT under Section 856 of the Code. If and when requested by Holding Partnership, or as otherwise determined to be advisable by the Board of Trustees, the Trust will take such steps as are necessary to qualify as a REIT under Section 856 of the Code. In furtherance thereof, the Trust may require Hines Investor and/or Holding Partnership to transfer Common Shares and Class A Preferred Shares held by them to up to 100 different Persons ("Qualifying Persons") in such amounts as the Board of Trustees deems advisable to satisfy the requirements of Section 856(a)(5) of the Code. The Trust may impose such transfer and other restrictions on any Shares held by Qualifying Persons as is deemed advisable by the Board of Trustees.

                  (b) Within 30 days after the Trust first elects to be taxed as a REIT for U.S. federal income tax purposes, Baker Botts L.L.P., or other counsel reasonably acceptable to GMIMCo, will deliver an opinion to the Trust (which opinion shall state that it may be relied upon by each Shareholder) to the effect that, assuming the accuracy of representations as to certain factual matters set forth in certificates to be delivered by officers of the Trust and one or more other Persons (including GMIMCo) as of the date of such election and as of the date of such opinion (which certificates must be reasonably acceptable to such counsel), the Trust properly qualified as a REIT as of the date of such election and as of the date of such opinion.

                  SECTION 5.2 Expenses.

                  (a) Members of the Board of Trustees will receive no compensation from the Trust for their services as such. The compensation of such persons and the costs of their attending and participating in meetings of the Board of Trustees shall be the responsibility of the Investors electing such persons or designating such persons for election to the Board of Trustees pursuant to the Shareholders Agreement.

                  (b) For so long as a majority of the members of the Board of Trustees are employees of HILP, HILP shall make suitable employees of HILP available to serve as officers of the Trust, and HILP shall be responsible for the compensation of such persons, for any costs and expenses of providing such persons with office space, facilities and supplies and for necessary ongoing overhead support services for the operations of the Trust.

                  (c) All costs and expenses of administering and operating the Trust and its assets other than those described in subsections (a) and (b) of this Section 5.2 (including fees and expenses of attorneys and accountants) shall be borne by the Trust.

                  (d) The Trust shall reimburse HILP and its Affiliates for all out-of-pocket expenses incurred by them in connection with the acquisition of the First Closing Properties and the negotiation, execution and delivery of the First Mortgage Loan Agreement and the Mezzanine Loan Agreement, including without limitation, legal, accounting, tax, consulting and other professional services fees and expenses and travel and entertainment expenses; provided that HILP provides documentation to support such reimbursement which is reasonably satisfactory to GMIMCo.

                  SECTION 5.3 Securities Law Transfer Restrictions. No Investor shall sell, assign, pledge, transfer or otherwise dispose or encumber any Shares acquired by it, except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Trust, upon delivery by such Investor of an opinion of counsel reasonably satisfactory to the Trust to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Shares in violation of this Section 5.3 shall be voidable by the Trust. The Trust shall not register any transfer of Shares in violation of this Section 5.3.

                  SECTION 5.4 Legends. Each certificate representing Shares shall be endorsed with the legend set forth below, and each Investor covenants that, except to the extent such restrictions are waived by the Trust, it shall not transfer any Shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE TRUST, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE TRUST THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT, AND (B) IN ACCORDANCE WITH THE DECLARATION OF TRUST."

                  SECTION 5.5 ERISA. Within a reasonable period of time following the end of each "annual valuation period" of the Trust (as such term is defined in the Plan Assets Regulation), the Board of Trustees shall, or shall cause an officer of the Trust to, provide to Baker Botts L.L.P. or other legal counsel reasonably acceptable to GMIMCo a factual certificate sufficient to enable such legal counsel to, and the Trust shall instruct such legal counsel to, deliver to the Trust a legal opinion (which opinion shall state that it may be relied upon by the GM Investors), dated as of a date within such annual valuation period, which legal opinion, with respect to the twelve-month period following such annual valuation period, shall state whether the Trust qualifies as a "real estate operating company" in accordance with the Plan Assets Regulation.

                  SECTION 5.6 UBTI. Prior to the Initial Date (as defined in the Declaration of Trust), the Trust shall take all actions reasonably necessary to identify the activities in which it expects to engage in connection with the fulfillment of the purposes of the Trust and the operation of the business of the Trust that could result in the realization by the Trust of unrelated business taxable income. The Trust shall confer with Baker Botts L.L.P. or other legal counsel reasonably acceptable to GM Investor respecting any such activities and the potential unrelated business taxable income consequences thereof and, in consultation with such legal counsel, shall develop and provide to GM Investor a written proposal for the undertaking of such activities in a manner that will prevent the realization by GM Investor of unrelated business taxable income. Prior to the Initial Date, the Trust shall not, without the prior written consent of GM Investor, undertake or perform any act, or cause or permit any of its subsidiaries to undertake or perform any act, that the Trust has been advised by such legal counsel could cause GM Investor to realize unrelated business taxable income. GM Investor acknowledges and agrees that GM Investor and its counsel have been furnished with details regarding the acquisition of the First Closing Properties by the Trust and the SPE Owners, the terms of the First Mortgage Loan and the Mezzanine Loan, the capitalization and equity structure of the Trust, and the terms and provisions of the Declaration of Trust. GMIMCo and each of the GM Investors further acknowledges that it has been afforded the opportunity to review this Agreement and each of the documents listed on Schedule 5.6 and the opportunity to ask questions regarding such documents prior to their execution and delivery, and, based on such review, it acknowledges and agrees that the acquisition of the First Closing Properties by the Trust and the SPE Owners, the financing described in the First Mortgage Loan Agreement and the Mezzanine Loan Agreement, the capitalization and equity structure of the Trust which is described in the Declaration of Trust, the distribution and redemption provisions contained in the Declaration of Trust, the payments contemplated to be made by the Trust under the terms of this Agreement and the other Transaction Agreements and the performance by each of the parties to the Transaction Agreements of their respective obligations thereunder will not result in a violation of the provisions of this Section 5.6.

                  SECTION 5.7 Holding Partnership Liquidity. If the general partner of Holding Partnership determines in good faith that it is in the best interests of Holding Partnership to sell one or more of the First Closing Properties, then the Trust shall be obligated to sell, for cash, any (or all) of the First Closing Properties that the Holding Partnership instructs the Trust to sell. Unless otherwise agreed by the Holding Partnership, the Trust shall cause such sale to take place within nine (9) months after being instructed to do so by Holding Partnership. If Holding Partnership and the GM Investors or one of more other Affiliates of GMIMCo participate in the formation of the MT Trust or any other entity organized for the purpose of acquiring Manhattan Tower, and, at any time after the MT Trust or any other such entity acquires Manhattan Tower, the general partner of Holding Partnership determines in good faith that it is in the best interests of Holding Partnership to sell Manhattan Tower, then the MT Trust or such other entity shall be obligated to sell Manhattan Tower for cash. Unless otherwise agreed by Holding Partnership, the MT Trust or such other entity shall cause such sale to take place within nine (9) months after being instructed to do so by Holding Partnership. The MT Documentation shall include a covenant by the MT Trust equivalent to this Section 5.7.

                  SECTION 5.8 HREH Guaranties of Contingent Obligation.

                  (a) The Trust or any subsidiary of the Trust may from time to time incur contingent obligations which are required by third parties to be guaranteed or secured. At the request of the Trust, HREH or its Affiliates may, but shall not be obligated to, issue guarantees or enter into other undertakings for the benefit of such third parties in respect of such contingent obligations for the benefit of the Trust or such subsidiary. The Trust shall, or shall cause one or more of its subsidiaries to, promptly reimburse any amounts paid by HREH or its Affiliates in respect of any such guaranty or other undertaking, together with interest thereon at the Specified Rate. The Trust may use Trust cash flow, cause the Trust to incur indebtedness or obtain funds through any other means permitted under this Agreement and the Declaration of Trust in order to make such repayment. No distributions shall be made to any Shareholder until all amounts payable to HREH or its Affiliates in respect of any amounts paid by HREH or its Affiliates in respect of any such guaranty have been paid in full. HREH shall be a third party beneficiary of the provisions of this Section 5.8(a). The Trust shall, to the extent practicable, satisfy any obligation which, if unsatisfied, would be required to be satisfied by HREH and reimbursed by the Trust pursuant to this Section 5.8, prior to HREH having to satisfy such obligation.

                  (b) Without limiting the generality of subsection (a) of this Section 5.8, (i) if HREH is required to make any guaranty payment in respect of any obligation: (A) to pay tenant allowances, up to $2,000,000 that may become due under paragraph 11 of the Fourth Amendment to Lease dated December 21, 2001 of the lease dated October 14, 1987 by and between Simpson, Thacher & Bartlett and 425 Lexington Limited Liability Company, as successor in interest to Orion Limited Partnership and predecessor in interest to Hines 425 Lexington Avenue LLC; or (B) to make any payment arising under section 14.2 of the First Mortgage Loan Agreement, then the Trust shall promptly reimburse HREH for the full amount of any such payment and pay interest on such amount at the Specified Rate from the date such payment was made by HREH to the date it is repaid by the Trust, and (ii) if HREH is required to enter into either or both of the Master Leases pursuant to Section 9.12 of the First Mortgage Loan Agreement and is required to make any payments under either such Master Lease relating to periods of time after December 31, 2003, then the Trust shall promptly reimburse HREH for the full amount of such payments together with interest on such amount at the Specified Rate from the date such payment was made by HREH to the date it is repaid by the Trust. The Trust shall satisfy such reimbursement obligation prior to making any distributions to Shareholders. Notwithstanding subsection (a) of this Section 5.8, the Trust shall not be obligated to reimburse HREH for any payments by HREH under either of the Master Leases described in clause (ii) of this Section 5.8(b) relating to periods of time prior to January 1, 2004. HREH shall be a third party beneficiary of the provisions of this Section 5.8(b).

                  SECTION 5.9 HP Voting Rights. HILP agrees that, so long as HILP or an Affiliate of HILP Controls the general partner of Holding Partnership, the partnership agreement of Holding Partnership shall provide GMIMCo the right to vote in any vote of limited partners of Holding Partnership called to require or consent to (i) the removal of the general partner of Holding Partnership as the general partner, or (ii) the liquidation of Holding Partnership, with GMIMCo's vote on such matters to be in proportion to the aggregate equity capital invested by GM Investors and other Affiliates of GMIMCo Controlled by GMIMCo in the Trust, the MT Trust any other GM/Hines Co-Investment Vehicles (as defined in the Investor Rights Agreement) relative to the total equity capital of all Persons with equity capital invested in Holding Partnership and Affiliates of Holding Partnership in which Holding Partnership has a direct or indirect equity interest) to the extent such Persons are entitled to vote on such matters under the terms of the partnership agreement of Holding Partnership.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 6.1 Representations and Warranties of Investors. Each Investor represents and warrants to each other Investor, the Trust and HILP as follows:

                  (a) Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

                  (b) All action required on the part of such Investor under its Constituent Documents necessary for the authorization, execution, delivery and performance of this Agreement and each of the other Transaction Agreements by such Investor has been taken. When executed and delivered by such Investor, this Agreement and each of the other Transaction Agreements shall constitute the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Such Investor has all requisite power under its Constituent Documents to enter into this Agreement and each of the other Transaction Agreements and to carry out and perform its obligations under the terms of this Agreement and each of the other Transaction Agreements.

                  (c) All consents, approvals, orders and authorizations required on the part of such Investor in connection with the execution, delivery or performance of this Agreement and each of the other Transaction Agreements have been obtained and will be effective as of the First Closing Date.

                  (d) Such Investor's execution and delivery of, and performance under, this Agreement and each of the other Transaction Agreements do not conflict with, and will not result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any of such Investor's Constituent Documents or any indenture, agreement, order, judgment, or other instrument to which the such Investor is a party or by which such Investor is bound.

                  (e) Such Investor has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or any similar charges in connection with this Agreement (other than, in the case of Hines Investor and Holding Partnership, with respect to Morgan & Stanley and Co., Inc., the fees of which will be borne by HILP or its Affiliates and not by the Trust or GM Investor).

                  (f) Such Investor is acquiring the Shares to be acquired by it pursuant to this Agreement for its own account, and not with a view to, or for sale in connection with, any distribution of such Shares in violation of the Securities Act. Except as contemplated by this Agreement, the Investor Rights Agreement or the Master Agreement, such Investor has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of such Shares. In the case of each Investor other than CPII, such Investor has not been organized, reorganized or recapitalized specifically for the purpose of investing in such Shares. GMIMCo hereby represents and warrants to the Trust that each member of CPII is an Accredited Investor.

                  (g) Such Investor certifies and represents to the Trust that at the time such Investor acquires any Shares, such Investor will be an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Investor's financial condition is such that it is able to bear the risk of holding the Shares to be acquired by it for an indefinite period of time and the risk of loss of its entire investment.

                  (h) Such Investor understands that the Shares have not been and will not be registered under the Securities Act, by reason of their issuance by the Trust in a transaction exempt from the registration requirements of the Securities Act, have not been and will not be registered or qualified under any state or foreign securities laws and must continue to be held by such Investor unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Investor understands that there are substantial restrictions on the transferability of Shares, and that Shares may not be sold, exchanged, assigned, or transferred unless all of the applicable conditions set forth in the Declaration of Trust are satisfied or waived.

                  (i) Such Investor has had access to any and all information concerning the Trust and the Properties which the Investor and its financial, tax and legal advisors required or considered necessary to make a proper evaluation of an investment in the Trust. In making the decision to invest in the Trust, such Investor has relied solely upon its own independent investigations of the Properties and the Trust or investigations conducted by its own independent advisors in evaluating its participation in the Trust, and not on any advice or recommendation of the Trust, Holding Partnership, HILP or any of their respective Affiliates or on any representations, warranties or agreements of any Person other than those set forth in this Agreement and the other Transaction Agreements.

                  (j) Such Investor acknowledges that any estimates, projections and other forward-looking statements as to the future performance or results of operations of the Trust or the Properties were provided to assist the Investor in the evaluation of the Properties and an investment in the Trust, but have not been considered by the Investor as facts, and the Investor is not relying upon such estimates, projections or forward-looking statements as accurate representations of future performance or results of operations. Such Investor acknowledges that any such estimates, projections or forward-looking statements are based on estimates and assumptions with respect to future facts, events or conditions and are subject to significant economic and other uncertainties beyond the control of the Trust, HILP or any of their respective partners, officers, employees, agents or Affiliates, and there can be no assurance that any projected results will be realized or that actual results will not be materially different from those projected.

                  (k) In the case of each GM Investor, such GM Investor is not "closely held" within the meaning of Section 856(h) of the Code.

                  (l) In the case of each of First Plaza and Holding Partnership, such Investor represents and warrants that, as of the date hereof, it does not own, actually or Constructively (as defined in the Declaration of Trust), an interest in a tenant of the Trust (or a tenant of any entity owned or Controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant; and such Investor agrees that any violation of the foregoing representation (or other action which is contrary to the restrictions contained in Sections 7.2(a) through 7.2(f) of the Declaration of Trust) will result in all Shares held by such Investor being automatically transferred to a Charitable Trust (as defined in the Declaration of Trust) in accordance with Sections 7.2(a)(ii) and 7.3 of the Declaration of Trust.

                  SECTION 6.2 Representations and Warranties of the Trust. The Trust represents and warrants to each Investor and HILP as follows:

                  (a) The Trust is a Maryland real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland. The Trust has no subsidiaries other than MezzCo, the SPE Owners and Hines 1200 Nineteenth Street Member LLC. Each such subsidiary is wholly-owned, directly or indirectly, by the Trust.

                  (b) Immediately following the original filing of the Declaration of Trust and prior to the issuance of any Shares pursuant to the Original Agreement, the authorized capital stock of the Trust consisted of 600,000 Class A Common Shares, 200,000 Class B Common Shares, 45,000 Class C Common Shares, 600,000 Class A Preferred Shares, 200,000 Class B Preferred Shares and 45,000 Class C Preferred Shares, of which no Shares were outstanding. Except as contemplated by this Agreement and the Master Agreement, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Trust to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Trust or other equity interests in the Trust or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Trust to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

                  (c) All action required on the part of the Trust under its Constituent Documents necessary for the authorization of the Common Shares and Preferred Shares and the filing of the Declaration of Trust and the authorization, execution, delivery and performance of this Agreement and each of the other Transaction Agreements by the Trust has been taken. When executed and delivered by the Trust, this Agreement and each of the other Transaction Agreements shall constitute the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Trust has all requisite power under its Constituent Documents to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement and each of the other Transaction Agreements.

                  (d) The Shares issued to the Investors pursuant to this Agreement will, upon issuance against payment therefor pursuant to the terms hereof, be duly authorized, validly issued, fully paid, non-assessable and free of preemptive or similar rights.

                  (e) All consents, approvals, orders and authorizations required on the part of the Trust in connection with the execution, delivery or performance of this Agreement and each of the other Transaction Agreements have been obtained and will be effective as of the First Closing Date, other than such filings required to be made after each issuance of Shares under applicable federal and state securities laws.

                  (f) The Trust's execution and delivery of, and performance under, this Agreement and each of the other Transaction Agreements do not conflict with, and will not result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any indenture, agreement, order, judgment, or other instrument to which the Trust is a party or by which the Trust is bound.

                  (g) Other than with respect to (i) the fees and expenses of Holliday Fenoglio Fowler, L.P. for services rendered in connection with the First Mortgage Loan and the Mezzanine Loan, which will be borne by the Trust, and (ii) the fees and expenses of Morgan & Stanley and Co., Inc., which will be borne by HILP or its Affiliates and not by the Trust or any Investor, the Trust has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or any similar charges in connection with this Agreement.

                  SECTION 6.3 Representations and Warranties of HILP. HILP represents and warrants to each Investor and the Trust as follows:

                  (a) HILP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) All action required on the part of HILP under its Constituent Documents necessary for the authorization, execution, delivery and performance of this Agreement by HILP has been taken. When executed and delivered by HILP, this Agreement shall constitute the legal, valid and binding obligation of HILP, enforceable against HILP in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. HILP has all requisite power under its Constituent Documents to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

                  (c) All consents, approvals, orders and authorizations required on the part of HILP in connection with the execution, delivery or performance of this Agreement have been obtained and will be effective as of the First Closing Date.

                  (d) HILP's execution and delivery of, and performance under, this Agreement do not conflict with, and will not result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any indenture, agreement, order, judgment, or other instrument to which HILP is a party or by which HILP is bound.

                  (e) Other than with respect to (i) the fees and expenses of Holliday Fenoglio Fowler, L.P. for services rendered in connection with the First Mortgage Loan and the Mezzanine Loan, which will be borne by the Trust, and (ii) the fees and expenses of Morgan & Stanley and Co., Inc., which will be borne by HILP or its Affiliates and not by the Trust or any Investor, HILP has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or any similar charges in connection with this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

                  SECTION 7.1 Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.

                  SECTION 7.2 Remedies.

                  (a) If any party fails to contribute capital to the Trust in the full amount required and on the date required under the terms of this Agreement, then such party shall be required to contribute, in addition to the capital contributions required hereunder, an amount in interest on the defaulted amount of any such capital contribution computed at the Default Rate (as defined in the Investor Rights Agreement) from the date such capital contribution was due until the date such defaulted amount is paid in full. No party shall receive any additional Shares or other consideration in respect of any default interest paid pursuant to this Section 7.2(a).

                  (b) The parties hereto hereby acknowledge and agree that in the event of any breach of any agreement, obligation or covenant contained in this Agreement by any party hereto, the other interested party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that, in addition to any other right or remedy that any such party may have in law or equity under applicable law, the non-breaching interested party or parties shall be entitled to compel specific performance of such agreement, obligation or covenant by the nonperforming party or parties.

                  (c) The remedies specified in subsections (a) and (b) of this Section 7.2 are in addition to, and not to the exclusion of, any and all other remedies that may be available at law or in equity to any party hereto for any breach by any other party of any provision of this Agreement.

                  SECTION 7.3 Survival. The representations, warranties and covenants made by the parties hereunder shall survive the closing of the transactions contemplated hereby for the period of the applicable statutes of limitations.

                  SECTION 7.4 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

                  SECTION 7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) mailed, registered mail, first-class postage paid, (ii) sent by overnight mail or courier, or (iii) delivered by hand, if to any Person, at such Person's address, or to such Person's facsimile number, as follows:

If to the Trust:                     Hines-Sumisei NY Core Office Trust
                                     c/o Hines Interests Limited Partnership
                                     2800 Post Oak Blvd., Suite 5000
                                     Houston, Texas 77056
                                     Telecopy: (713) 966-2636

                                     Attention: James A. Hime

                                     With a copy to:

                                     Baker Botts L.L.P.
                                     2001 Ross Avenue
                                     Dallas, Texas 75201-2980
                                     Telecopy: (214) 953-6503

                                     Attention: Joel Overton

If to Hines Investor:                Hines US Core Office Capital Associates III
                                      Limited Partnership
                                     c/o Hines Interests Limited Partnership
                                     2800 Post Oak Blvd., Suite 5000
                                     Houston, Texas 77056
                                     Telecopy: (713) 966-2636

                                     Attention: Charles M. Baughn

                                     With a copy to:

                                     Baker Botts L.L.P.
                                     2001 Ross Avenue
                                     Dallas, Texas 75201-2980
                                     Telecopy: (214) 953-6503

                                     Attention: Joel Overton

If to Holding Partnership:           Hines-Sumisei U.S. Core Office Fund, L.P.
                                     c/o Hines Interests Limited Partnership
                                     2800 Post Oak Blvd., Suite 5000
                                     Houston, Texas 77056
                                     Telecopy: (713) 966-2636

                                     Attention: James A. Hime

                                     With a copy to:

                                     Baker Botts L.L.P.
                                     2001 Ross Avenue
                                     Dallas, Texas 75201-2980
                                     Telecopy: (214) 953-6503

                                     Attention: Joel Overton

If to a GM Investor:                 Name of such GM Investor
                                     c/o General Motors Investment Management
                                      Corporation
                                     767 Fifth Avenue, 16th Floor
                                     New York, NY 10153
                                     Telecopy: (212) 418-6323

                                     Attention: Thomas E. Dobrowski

                                     with a copy to:

                                     Kirkland & Ellis LLP
                                     200 East Randolph Drive
                                     Chicago, Illinois 60601-6636
                                     Telecopy: (312) 861-2200

                                     Attention: Stephen G. Tomlinson, P.C.

Any party may change the address to which notices, requests, demands or other communications under this Agreement are to be delivered by giving the other parties notice pursuant to this Section 7.5. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or courier or by facsimile confirmed by letter and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, and (iii) if delivered by hand, on the date of receipt.

                  SECTION 7.6 Amendments and Waivers. No amendment to any provisions of this Agreement shall be valid unless it is in writing and signed by all the parties hereto. No waiver by any party of any default, misrepresentation or breach or warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver shall be effective hereunder unless contained in a writing signed by the party to be charged with such waiver.

                  SECTION 7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  SECTION 7.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, heirs, successors and permitted assigns. No party hereto may assign any of its rights or obligations hereunder without the consent of the other parties, except that, subject to Section 3.4, Hines Investor may assign, without consent, any of its rights and obligations under this Agreement to Holding Partnership or any Hines Controlled Entity.

                  SECTION 7.9 Expenses. Except as otherwise provided herein, each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  SECTION 7.10 Construction. Each party hereto acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or document will be construed against the party drafting such agreement or document.

                  SECTION 7.11 Headings. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

                  SECTION 7.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  SECTION 7.13 No Third Party Beneficiaries. Nothing in this Agreement, expressly or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under this Agreement.

                  SECTION 7.14 No Public Announcements. No party hereto shall, without the prior written consent of each other party hereto, issue any press release or make any public statement with respect to the execution and delivery of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

                  SECTION 7.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

                            [Signature Pages Follow]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.

HINES-SUMISEI NY CORE OFFICE TRUST

    By: /s/ JAMES A. HIME
        --------------------------------------------
        James A. Hime
        President

HINES-SUMISEI U.S. CORE OFFICE FUND, L.P.

    By: Hines US Core Office Capital LLC

        By: Hines Interests Limited Partnership

            By: Hines Holdings, Inc.

            By: /s/ CHARLES M. BAUGHN
                ------------------------------------
                Charles M. Baughn
                Executive Vice President

HINES US CORE OFFICE CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

    By: Hines Interests Limited Partnership

        By: Hines Holdings, Inc.

        By: /s/ CHARLES M. BAUGHN
            ----------------------------------------
            Charles M. Baughn
            Executive Vice President

HINES INTERESTS LIMITED PARTNERSHIP

    By: Hines Holdings, Inc.

    By: /s/ CHARLES M. BAUGHN
        --------------------------------------------
        Charles M. Baughn
        Executive Vice President

GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION

    By: /s/ THOMAS E. DOBROWSKI
        --------------------------------------------
        Name:  Thomas E. Dobrowski
        Title: Managing Director

GMAM CORE PLUS II-NYC-DC, LLC

    By: General Motors Investment Management Corporation, as its Manager

        By: /s/ THOMAS E. DOBROWSKI
            ----------------------------------------
            Name:  Thomas E. Dobrowski
            Title: Managing Director

FIRST PLAZA GROUP TRUST

    By: JPMorgan Chase Bank, as trustee for First Plaza Group Trust (as directed by General Motors Investment Management Corporation)

        By: /s/ JOHN A. FERRANTE
            ----------------------------------------
            Name:  John A. Ferrante
            Title: Assistant Treasurer

[-- --]

    By: [-- --]

        By: [-- --]
            ________________________________________

            Name:[-- --]

            Title:[-- --]

                                     JOINDER

The undersigned hereby agrees that it shall be liable for the capital contributions required under the terms of this Agreement to be made by the Hines Group, through either Hines Investor or Holding Partnership.

HINES REAL ESTATE HOLDINGS LIMITED PARTNERSHIP

    By: JCH Investments, Inc.

        By: /s/ CHARLES M. BAUGHN
            ----------------------------------------
            Charles M. Baughn
            Executive Vice President

                                                                    SCHEDULE 2.1

                       INITIAL CAPITALIZATION OF THE TRUST

EQUITY

GM Investors                                                 $ 93,673,469

Hines Group                                                  $ 45,000,000

SLR                                                          $ 45,000,000

TOTAL EQUITY                                                 $183,673,469

DEBT

First Mortgage Loan                                          $316,405,000

Mezzanine Loan                                               $ 85,000,000(1)

TOTAL DEBT                                                   $401,405,000

TOTAL CAPITALIZATION                                         $585,078,469

------------------------
(1) At the First Closing, $4 million of the proceeds of the Mezzanine Loan was held in reserve rather than applied to transaction costs. Of this amount, $2.5 million was repaid in September 2003 and $1.5 million will be repaid in connection with the Manhattan Tower Closing in accordance with Section 3.3(a).

                                                                   SCHEDULE 2.2A

             FIRST CLOSING CAPITAL CONTRIBUTIONS AND SHARE ISSUANCES

   Shareholder            Capital Contribution        Shares Issued at First Closing            Percentage
   -----------            --------------------        ------------------------------            ----------
First Plaza                  $83,475,464.37         77,214.8046 Class B Common Shares     89.11% of Class B Common
                                                                                          42.04% of all Common
                                                    83,475.4644 Class B Preferred Shares  89.11% of Class B Preferred
                                                                                          45.45% of all Preferred
CPII                         $4,204,124.41          3,888.8151 Class B Common Shares      4.49% of Class B Common
                                                                                          2.12% of all Common
                                                    4,204.1244 Class B Preferred Shares   4.49% of Class B Preferred
                                                                                          2.29% of all Preferred
GMX                          $5,993,880.22          5,544.3392 Class B Common Shares      6.40% of Class B Common
                                                                                          3.02% of all Common
                                                    5,993.8802 Class B Preferred Shares   6.40% of Class B Preferred
                                                                                          3.26% of all Preferred
Hines Investor               $946,286.00            7,971.7961 Class A Common Shares      15.32 % of Class A Common
                                                                                          4.34% of all Common
                                                    946.2860 Class A Preferred Shares     2.10% of Class A Preferred
                                                                                          0.52% of all Preferred
Holding Partnership          $44,053,714.00         44,053.7140 Class A Common Shares     84.68% of Class A Common
                                                                                          23.98% of all Common
                                                    44,053.7140 Class A Preferred Shares  97.90% of Class A Preferred
                                                                                          23.98% of all Preferred
SLR                          $45,000,000            45,000 Class C Common Shares          100% of Class C Common
                                                                                          24.5% of all Common
                                                    45,000 Class C Preferred Shares       100% of Class C Preferred
                                                                                          24.5% of all Preferred
TOTAL                        183,673,469                52,025.5101 Class A Common

                                                        86,647.9589 Class B Common

                                                             45,000 Class C Common

                                                         183,673.4690 Total Common
                                                         -------------------------

                                                          45,000 Class A Preferred

                                                     93,673.4690 Class B Preferred

                                                          45,000 Class C Preferred

                                                      183,673.4690 Total Preferred
                                                      ----------------------------

                                                                   SCHEDULE 2.2B

                                 USE OF PROCEEDS

                                   (ATTACHED)

                                        425 LEXINGTON   499 PARK    1200 19TH STREET  FIRST CLOSE TOTAL
                                        ---------------------------------------------------------------
Agreed Valuation Per Master Agreement     346,000,000  147,800,000     66,500,000        560,300,000
Budgeted Closing Costs                      8,637,000    3,742,000      2,637,000         15,016,000
                                          -----------  -----------     ----------        -----------
Total Cost                                354,637,000  151,542,000     69,137,000        575,316,000
Budgeted Working Capital                    5,000,000    2,000,000        500,000          7,500,000
                                          -----------  -----------     ----------        -----------
Cost Plus Working Capital                 359,637,000  153,542,000     69,637,000        582,816,000

Permanent Financing                       194,874,000   83,379,000     38,152,000        316,405,000
Bridge Financing                           52,700,000   22,100,000     10,200,000         85,000,000
GM Equity                                  57,802,884   24,678,135     11,192,451         93,673,469
Hines Equity                               27,768,052   11,855,182      5,376,766         45,000,000
Sumitomo Equity                            27,768,052   11,855,182      5,376,766         45,000,000
                                          -----------  -----------     ----------        -----------
                                          360,912,988  153,867,500     70,297,982        585,078,469

Excess Capital Drawn under Bridge           1,275,988      325,500        660,982          2,262,469

                                                                    SCHEDULE 3.2

                   GM INVESTOR CONTRIBUTIONS AT SECOND CLOSING

NAME OF GM INVESTOR                             AMOUNT OF CAPITAL CONTRIBUTION
-------------------                             ------------------------------
First Plaza                                              $40,096,463.85
CPII                                                     $ 2,022,314.35
GMX                                                      $ 2,881,221.80

                                                                    SCHEDULE 3.3

          GM INVESTOR CONTRIBUTIONS TO TRUST AT MANHATTAN TOWER CLOSING

NAME OF GM INVESTOR                             AMOUNT CAPITAL CONTRIBUTION
-------------------                             ---------------------------
First Plaza                                             $34,495,845.27
CPII                                                    $ 1,738,147.74
GMX                                                     $ 2,477,537.98

                                                                    SCHEDULE 4.4

                             EXAMPLES OF SECTION 4.4

CONTRIBUTIONS TO AND CAPITALIZATION OF TRUST AND MT TRUST:

                               FIRST
                              CLOSING      DECEMBER 2003 CLOSING      MANHATTAN TOWER CLOSING        MEZZANINE LOAN PAYOFF
                              -------      ---------------------      -----------------------        ---------------------
                            TOTAL AS OF                TOTAL AS OF                 TOTAL AS OF                   TOTAL AS OF
                              CLOSING       CHANGE       CLOSING      CHANGE (4)     CLOSING          CHANGE       CLOSING
GM Investors                 93,673,469   45,000,000   138,673,469    38,711,531   177,385,000(p)                177,385,000(y)
SLR (1)                      45,000,000  (45,000,000)                 25,000,000    25,000,000                    25,000,000
Hines Group (2)              45,000,000                 45,000,000    16,761,531    61,761,531      42,288,469   104,050,000
Permanent Debt              316,415,000                316,415,000    49,850,000   366,265,000                   366,265,000
Mezzanine Loan (3)           85,000,000                 82,500,000   (40,211,531)   42,288,469     (42,288,469)

Total Capitalization        581,088,469                581,088,469                 672,700,000                   672,700,000
Total Equity                183,673,469                183,673,469                 264,146,531(q)                306,435,000(z)
Total Equity Trust Only     183,673,469                183,673,469                 222,385,000                   264,673,469
Total Equity MT Trust Only                                                          41,761,531                    41,761,531
GM Investors Ownership             51.0%                      75.5%                     67.154%                       57.887%
Hines Group Ownership (2)          24.5%                      24.5%                     23.382%                       33.955%
SLR Ownership (1)                  24.5%                       0.0%                      9.464%                        8.158%

(1) SLR ownership in MT Trust will be indirect through an interest in Holding Partnership.

(2) Hines Group ownership in the Trust and MT Trust will be held indirectly through Hines Investor and Holding Partnership.

(3) At the First Closing, $4 million of the proceeds of the Mezzanine Loan was held in reserve rather than applied to transaction costs. Of this amount $2.5 million was repaid in September 2003. Of the $40,211,531 to be paid on the Mezzanine Loan at the Manhattan Tower Closing, as provided in
        Section 3.3(a), $38,711,531 will be paid using capital contributed to the Trust by the GM Investors and $1.5 million will be paid from amounts the Trust currently holds in reserve.

(4) The total capitalization including reserves at closing for Manhattan Tower is currently estimated at $91.6 million. Savings may be realized that will reduce the total equity requirements on this schedule.

SHARES ISSUED IN RESPECT OF CAPITAL CONTRIBUTIONS (WITHOUT TRUE UP):

                      FIRST CLOSING     DECEMBER 2003 CLOSING        MANHATTAN TOWER CLOSING      MEZZANINE LOAN PAYOFF
                      -------------     ---------------------        -----------------------      ---------------------
                                                   TOTAL AS OF                  TOTAL AS OF                  TOTAL AS OF
                      AS OF CLOSING    CHANGE        CLOSING        CHANGE        CLOSING         CHANGE       CLOSING
TRUST SHARES
GM Investors
    Preferred          93,673.4690        45,000   138,673.4690   38,711.5310       177,385(s)           0        177,385
    Common             86,647.9589   43,615.6043   130,263.5632   35,808.1662  166,071.7294(r)           0   166,071.7294
SLR
    Preferred               45,000       (45,000)             0
    Common                  45,000       (45,000)             0
Hines Investor
    Preferred             946.2860             0       946.2860             0      946.2860              0       946.2860
    Common              7,971.7961    1,384.3958     9,356.1919    2,903.3648   12,259.5567              0    12,259.5567
Holding Partnership
    Preferred          44,053.7140             0    44,053.7140             0   44,053.7140     42,288.469     86,342.183
    Common             44,053.7140             0    44,053.7140             0   44,053.7140     42,288.469     86,342.183
Total Preferred        183,673.469                 183,673.4690                222,385.0000(n)               264,673.4690(w)
Total Common           183,673.469                 183,673.4691                222,385.0001                  264,673.4691

MT TRUST SHARES
GM Investors
    Preferred                                                                             0
    Common                                                                                0
Hines Investor
    Preferred                                                                      417.6153              0       417.6153
    Common                                                                         417.6153              0       417.6153
Holding Partnership
    Preferred                                                                   41,343.9147              0    41,343.9147
    Common                                                                      41,343.9147              0    41,343.9147
Total Preferred                                                                   41,761.53(o)                  41,761.53
Total Common                                                                      41,761.53                     41,761.53

MANHATTAN TOWER CLOSING

[Note: For purposes of these examples, the GM Investors are treated collectively as a single investor referred to as "GM Investor".]

GM Investor Ownership            Preferred                           Common
                            Trust          MT Trust           Trust           MT Trust
                        ------------------------------------------------------------------
Before True-Up          177,385.0000(a)                   166,071.7294
Target                  149,340.4229(b)  28,044.5771(e)   139,815.7894(h)   26,255.9400(k)
                        ------------------------------------------------------------------
Change Per True-Up      (28,044.5771)    28,044.5771      (26,255.9400)(i)  26,255.9400(l)

4.4(a)(i)

GM Target Preferred Percentage (GMTP) = (p)/(q) = 67.1540%

         Where:   (p) = $177,385,000, the aggregate amount of the capital
                        contributions made by GM Investor to the Trust, and

                  (q) = $264,146,531, the aggregate amount of equity capital of the Trust and the MT Trust.

Per Section 4.4(a)(i) the true-up must result in:

         GMTP = (b)/(n) = (e)/(o)
         Where:

                  (b)/(n) is percentage of total outstanding Preferred Shares of the Trust owned by GM Investor, and

                  (e)/(o) is the percentage of the total outstanding MT Preferred Shares owned by GM Investor.

4.4(a)(ii)

GM Target Common Percentage (GMTC) = (r)/(s) = 93.6222%

         Where: (r) = the number of Class B Common Shares of the Trust issued to GM Investor in exchange for cash capital contributions to the Trust, and

                  (s) = the number of Class B Preferred Shares of the Trust issued to GM Investor in exchange for cash capital contributions to the Trust.

Per Section 4.4(a)(ii) the true-up must result in:

         GMTC = (h)/(b) = (k)/(e)
         Where:

                  (h)/(b) = the ratio of the number of Class B Common Shares of the Trust owned by GM Investor to the number of Class B Preferred Shares of the Trust owned by GM Investor, and
                  (k)/(e) = the ratio of the number of MT Class B Common Shares owned by GM Investor to the number of MT Class B Preferred Shares owned by GM Investor.

4.4(b)

Pursuant to this section, GM Investor shall deliver to Holding Partnership a number of Class B Preferred Shares equal to the difference between

                  (a) and (b)

         Where:- (a) = the number of Class B Preferred Shares of the Trust then owned by GM Investor,

                  (b) = GMTP multiplied by (n),

                  (n) = the total number of outstanding Preferred Shares of the Trust, and

                  (a) is greater than (b).

Holding Partnership shall deliver to GM Investor a number of MT Class A Preferred Shares equal to the number of Class B Preferred Shares delivered to Holding Partnership pursuant to the calculation above.

4.4(d)

Pursuant to this section, GM Investor shall deliver to Holding Partnership a number of Class B Common Shares and Holding Partnership shall deliver to GM Investor that same amount of MT Class A Common Shares such that the GMTC is achieved. In the above example these amount are (i) and (l).

MEZZANINE LOAN PAYOFF

[Note: For purposes of these examples, the GM Investors are treated collectively as a single investor referred to as "GM Investor".]

GM Investor Ownership            Preferred                             Common
                            Trust          MT Trust             Trust          MT Trust
-------------------------------------------------------------------------------------------
Beginning of Period     149,340.4229(a)  28,044.5771(d)     139,815.7894     26,255.9400
Target                  153,210.7370(b)  24,174.2630(e)     143,439.2626(h)  22,632.4668(k)
-------------------------------------------------------------------------------------------
Change Per True-Up        3,870.3141     (3,870.3141)         3,623.4732(i)  (3,623.4732(l)

4.4(a)(i)

GM Target Preferred Percentage (GMTP) = (y)/(z) = 57.8867%

         Where: (y) = 177, 385,000, the aggregate amount of the capital contributions made by the GM Investors to the Trust, and

                  (z) = 306,435,000, the aggregate amount of equity capital of the Trust and MT Trust

Per Section 4.4(a)(i) the true-up must result in:
         GMTP = (b)/(w) = (e)/(o)
         Where:

                  (b)/(w) is the percentage of total outstanding Preferred Shares of all classes of the Trust owned by GM Investor, and
                  (e)/(o) is the percentage of the total outstanding MT Preferred Shares of all classes owned by GM Investor

4.4(a)(ii)

GMTC remains at 93.6222% since GM Investors have made no additional capital contributions and there has been no change to "contingent equity."

4.4(b)

Pursuant to this section, Holding Partnership shall deliver to GM Investor a number of Class B Preferred Shares equal to the difference between

                  (a) and (b)

         Where: (a) = the number of Class B Preferred Shares of the Trust then owned by GM Investor,
                  (b)= GMTP multiplied by (w)
                  (w)= the total number of Preferred Shares of the Trust, and
                  (a) is less than (b).

GM Investor shall deliver to Holding Partnership a number of MT Class A Preferred Shares equal to the number of Class B Preferred Shares delivered to GM Investor pursuant to the calculation above.

4.4(d)

Pursuant to this section, Holding Partnership shall deliver to GM Investor a number of Class B Common Shares and GM Investor shall deliver to Holding Partnership that same number of MT Class A Common Shares such that the GMTC percentage is achieved. In the above example these amount are (i) and (1).

                                                                    SCHEDULE 5.6

                              TRANSACTION DOCUMENTS

Master Agreement

Investor Rights Agreement

Shareholders Agreement

First Mortgage Loan Agreement and the Loan Documents referred to therein

Mezzanine Loan Agreement and the Loan Documents referred to therein

Property Management and Leasing Agreement to be entered into by each SPE Owner and HILP

Limited Liability Company Agreement of Hines NY Properties LLC

Limited Liability Company Agreement of Hines 499 Park LLC

Limited Liability Company Agreement of Hines 425 Lexington Avenue LLC

Limited Liability Company Agreement of Hines 1200 Nineteenth Street LLC

Limited Liability Company Agreement of Hines 1200 Nineteenth Street Member LLC

                                    EXHIBIT A

            Form of Written Consent in Lieu of Organizational Meeting

                                   (attached)

                                     ANNEX A

                                     BYLAWS

                                   (attached)

                                    EXHIBIT B

                Form of Property Management and Leasing Agreement

                                   (attached)

                                   EXHIBIT C-1

                      Form of MT Trust Declaration of Trust

                                   (attached)

                                   EXHIBIT C-2

                             Form of MT Trust Bylaws

                                   (attached)